Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-118503, 333-130515, 333-132684, 333-139304, 333-149744, 333-163781 and 333-165853) of Endeavour International Corporation and in the related Prospectuses,
(2)	Registration Statement (Form S-4 No. 333-186274) of Endeavour International Corporation and in the related Prospectuses, and
(3)

Registration Statement (Form S-8 Nos. 333-119577, 333-128692, 333-143794, 333-149743, 333-157967, 333-169851, 333-171392, 333-183250 and 333-183251) of Endeavour International Corporation and in the related Prospectuses;

of our report dated March 14, 2014, with respect to the consolidated financial statements of Endeavour Energy UK Limited included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Houston, Texas

March 17, 2014